April 30, 2018
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Ladies and Gentlemen:

We are counsel to The Needham Funds, Inc. (the "Fund"), and in so acting have reviewed Post-Effective Amendment No. 44 (the "Post-Effective Amendment") to the Fund's Registration Statement on Form N-1A, Registration File No. 33-98310.  Representatives of the Fund have advised us that the Fund will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 ("Rule 485") under the Securities Act of 1933, as amended (the "Securities Act"). In connection therewith, the Fund has requested that we provide this letter.

In our review of the Post-Effective Amendment, we have assumed that the version of the Post-Effective Amendment we reviewed substantially conforms in all material respects to the version filed with the Securities and Exchange Commission via EDGAR.

Based upon the foregoing, we hereby advise you that the Post-Effective Amendment does not contain disclosures that we believe would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

We consent to the references to this firm under the heading "Additional Information – Counsel" in the Prospectus and under the heading "Other Information – Legal Counsel" in the Statement of Additional Information filed as part of the Post-Effective Amendment.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Post-Effective Amendment under the Securities Act.

Very truly yours,

PROSKAUER ROSE LLP

By:          /s/ Janna Manes
 Janna Manes